Exhibit 10.5

EMPLOYEE RETENTION AGREEMENT

THIS EMPLOYEE RETENTION AGREEMENT  (“Agreement”) is made as of this ____ day of March, 2005 (the “Effective Date”), by and between PAUL K. MUELLER, an individual (“Employee”), and FIRST FEDERAL SAVINGS BANK OF LAKE COUNTY, a Florida corporation (“Company”), with reference to the following facts:

RECITALS

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1. Cash Retention Payment.

1.1
Retention Payment Trigger. Provided that the Employee meets the eligibility requirements set forth in Section 1.3 hereof, Employee shall be entitled to receive a single sum cash payment equal to $184,000.00 (the “Retention Payment”). Such Retention Payment, which is in addition to Employee’s existing compensation and benefits, is considered to be reasonable compensation as described in section 1.2 for services rendered by the Employee from the date of execution of this Agreement until June 30, 2005 and for entering into the non-solicitation provisions contained in Section 3.1 of this Agreement.

1.2
Reasonable Compensation. Any payments made under this Agreement are presumed to be reasonable compensation for services rendered. To the extent that any amounts due under this Agreement are deemed by the Internal Revenue Service or other governmental agency not to be reasonable compensation and subject to tax under Section 280G and 4999 of the Internal Revenue Code, such payments shall, at Employee’s election, be reduced to an amount deemed to be reasonable. Employee may repay the excess over the amount deemed to be reasonable if the repayment (i) results in no excise tax being imposed under Section 4999 of the Code and (ii) places Employee in a better economic position than if the Employee did not make the repayment.

1.3	Retention Payment Eligibility. Employee shall be eligible to receive the Retention Payment if Employee remains employed by the Company until June 30, 2005.

1.4	Payment of Retention Payment. The Retention Payment will be paid to Employee on June 30, 2005, unless sooner as provided under Section 2.1.

2.	Term of Agreement.

2.1.
Term. This Agreement shall be effective from the Effective Date through June 30, 2005; provided, however, that if the Employee is terminated by the Company for Cause (as hereinafter defined) or voluntarily terminates his employment with the Company at any time prior to June 30, 2005, this Agreement shall expire on the effective date of such termination and the Company shall have no further obligations under this Agreement, including no obligation to pay the Retention Payment pursuant to Section 1. If the Company terminates the Employee for reasons other than Cause, the Agreement shall expire on the effective date of such termination and the Company shall make the Retention Payment to the Employee as of that date.

2.2.
For Cause Termination. This Agreement and the Employee’s employment hereunder may be terminated by the Company for “Cause.” For purposes of the Agreement, “Cause” shall be determined by the CEO of the Company or his designee and shall mean any of the following: (i) the Employee’s indictment in connection with a felony, (ii) the Employee’s indictment in connection with any crime whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude or misappropriation of Company property, (iii) the Employee’s willful or gross neglect of his duties hereunder, (iv) the Employee’s willful misconduct in connection with the performance of his duties hereunder (v) any other material breach by the Employee of this Agreement, or (vi) the suspension or removal of the Employee by any bank or securities regulator.

3.	Miscellaneous.

3.1.	Nonsolicitation. For the period from June 30, 2005 through June 30, 2006, the Employee shall not, directly or indirectly:

(a)
contact or solicit, or attempt to contact or solicit, in relation to banking services or products for the Employee’s own account or any account other than that of the Company or any Subsidiary, any person or business entity that was a client or customer of the Company or any Subsidiary;

(b)
contact or solicit, or attempt to contact or solicit, in relation to banking services or products for the Employee’s own account or any account other than that of the Company or any Subsidiary, any person or business entity that has been contacted, to the best of the Employee’s knowledge, orally or in writing, by the Company or any affiliated entity of the Company as a potential customer or client; or

(c)
hire, subcontract, employ or engage, or contact or solicit, or attempt to contact or solicit, for the purpose of hiring, contracting, employing or engaging, for the Employee’s own account or any account other than that of the Company or any Subsidiary, any person or entity who was an employee or exclusive subcontractor of the Company or any affiliated entity of the Company.

3.2
Withholding, Etc. The Company shall make such deductions, withholdings and other payments from all sums payable to Employee pursuant to this Agreement which are required by law or as Employee requests for taxes and other charges.

3.3	Arbitration. If any dispute between the parties arises out of this agreement, such dispute shall be finally resolved by binding arbitration conducted in accordance with the commercial rules of the American Arbitration Association then in effect. Any such arbitration shall be conducted before a single arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

3.4	Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the Company. This Agreement is personal to Employee and may not be assigned by him.

3.5	Severability. If any provision of the Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

3.6	Applicable Law. This Agreement is entered into and executed in the State of Florida and shall be governed by the laws of such State.

3.7	Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8	Attorneys’ Fees. In the event any party hereto commences arbitration or legal action to enforce this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and expenses incurred in such action.

3.9	Non-Integration. This Agreement shall be in addition to any other agreements between the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth on the first page hereof.

FFLC Bancorp, Inc.

By:	/s/ Stephen T. Kurtz
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Name:	Stephen T. Kurtz, President and
Chief Executive Officer

By:	/s/ Paul K. Mueller
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Name:	Paul K. Mueller, Executive Vice
President and Treasurer